Exhibit 10.2

EXECUTIVE SUMMARY OF DOCUMENTATION FOR

HOUSTON INTERNATIONAL INSURANCE GROUP, LTD. SHARE PURCHASE AND AWARD AGREEMENTS FOR ______________

Share Purchase Agreement

●	______________ (“Executive”) purchasing ______ shares of Houston International Insurance Group, Ltd. (“HIIG”) common stock (calculated based upon book value as of ____________.

●	Purchase price payable 30% ($______.00) in cash and 70% ($______.00) with a Note.

Promissory Note

●	Principal: $______.00; Interest: ___% annually; Maturity: _______.

●	Quarterly Payments of accrued and unpaid interest.

●	Annual Payment of lesser of (i) $______.00 (5% of remaining note amount); or (ii) 10% of net of all cash bonus or incentive payments received during the calendar year.

●	Executive must repay amounts due under Note within 90 days of termination of his employment from HIIG or affiliate thereof (“Employer”).

Security Agreement – Pledge

●	Note and other obligations of Executive to HIIG secured by Executive’s shares in HIIG and any proceeds thereof (the “Collateral”).

●	Executive has voting rights on Collateral if no default has occurred under the Note.

Share Award Agreement

●	Award of Restricted Stock granted to Executive at no cost in the same amount of stock purchased under the Share Purchase Agreement.

●	Unvested Restricted Stock forfeited upon (a) Executive’s termination for any reason (except for a without cause termination by Executive’s Employer or a good reason termination by Executive), or (b) default under the Note.

●	Upon breach of the Non-Competition Provision of the Stock Restriction Agreement, (a) all Restricted Stock (vested or unvested) automatically forfeited without consideration, and (b) Executive’s pre-tax gain realized on prior transfers of Restricted Stock forfeited to HIIG.

●	Restricted Stock vests in proportion to percentage of purchase price paid by Executive under Share Purchase Agreement as long as Executive is employed by Employer (30% vests on grant date, and remainder vests on payments of principal under the Note). Unvested Restricted Stock vests upon a Change of Control or IPO.

●	Executive will execute a joinder to the HIIG Stockholders’ Agreement and the Restricted Stock is subject thereto.

Stock Restriction Agreement

●	All of Executive’s shares in HIIG subject to Stock Restriction Agreement.

●	No transfer of Executive’s shares in HIIG without HIIG approval until a Change of Control or IPO. After a Change of Control, Executive may only transfer enough shares to satisfy the Promissory Note balance and applicable taxes. After an IPO, Executive may only transfer enough shares to satisfy the Promissory Note balance and applicable taxes, and must additionally transfer only to HIIG if HIIG makes a repurchase offer at book value or the IPO price. Executive must also comply with restrictions contained in the Stockholders’ Agreement and comply with securities laws.

●	Upon termination of employment by Executive’s Employer without Cause or by Executive for Good Reason, HIIG has option to purchase the shares for book value as of the last day of the last full calendar quarter.

●	Upon an involuntary transfer of shares (bankruptcy, etc.) or a default under the Note, termination by Executive’s Employer for Cause or by Executive without Good Reason or if Executive breaches Noncompetition/Nonsolicitation provisions under the Stock Restriction Agreement, HIIG has option to purchase the shares for lower of the original purchase price or the book value as of the last day of the last full calendar quarter.

●	Noncompetition/Nonsolicitation:

o	During Employee’s employment with the Company and for an additional period of 24 months following any termination of such employment, Employee shall not, directly or indirectly, either for her/himself or any other person, other than on behalf of the Company, entice, induce, persuade, attempt to persuade or otherwise cause the Company’s customers, service providers, producers or brokers to terminate, reduce or diminish their relationship with the Company, including accepting any business from any customer who was a customer of the Company’s within 12 months of Employee’s termination. This Section 5.1(c)(i) applies to business and relationships related to the Division or programs in which Employee worked, but does not apply to any subscription business.

o	Nonsolicitation and nonhire of and noninterference with employees for the employment term plus 24 months for current employees or employees who were employed by Employer during Employee employment.

o	Nondisparagement of Company and its subsidiaries and personnel for the employment term plus 24 months.

●	Remedies for breach of Noncompetition/Nonsolicitation covenants: (a) extend restricted period for period of breach, (b) damages, (c) Restricted Stock (under Share Award Agreement) forfeited without consideration, whether vested or unvested, (d) pre-tax gain realized by Executive on prior transfers of Restricted Stock payable by Executive to HIIG, and (e) injunctive relief.

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of the __ day of __________, 201_, by and between HOUSTON INTERNATIONAL INSURANCE GROUP, LTD., a Delaware corporation (the “Corporation”), and ______________ (“Executive”).

WHEREAS, Executive is an employee of the Corporation or a subsidiary thereof;

WHEREAS, the Executive Committee of the Board of Directors (the “Committee”) has authorized Executive to purchase certain shares of common stock of the Corporation from the Corporation and to receive a corresponding number of shares of restricted stock pursuant to a Share Award Agreement between Corporation and Executive of even date herewith;

WHEREAS, the Committee has determined that, as of the date hereof, the fair market value of a share of the common stock of the Corporation is equal to its Per-Share Book Value (as defined below);

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree as follows:

1.        Purchase. As of the date hereof, subject to the terms and conditions of this Agreement, the Corporation hereby sells and conveys to Executive, and Executive hereby purchases from the Corporation, ______ shares of common stock of the Corporation (the “Shares”) on the date hereof.

2.        Purchase Price. The per-share purchase price for the Shares shall be the Per-Share Book Value, 30% of which shall be payable in the form of immediately available funds at closing, and the remaining 70% of which shall be payable over approximately nine (9) years pursuant to a promissory note in the form attached hereto as Exhibit A (the “Note”). The Note shall be secured by a security interest in the Shares pursuant to a Security Agreement-Pledge in the form attached hereto as Exhibit B (the “Security Agreement”). “Per-Share Book Value” means the aggregate book value of the Corporation as of ___________, determined in accordance with generally accepted accounting principles in the United States (applied on a basis consistent with the accounting principles, practices and methodologies used in the past by the Corporation, with such deviations as referred to in the notes thereto and except for normal, recurring adjustments), divided by the number of all outstanding shares of common stock of the Corporation. The purchase price for the shares shall be $______ per share.

3.        Representations and Warranties. Executive hereby represents and warrants to the Corporation that the following statements are true:

(i)            Access. Executive acknowledges the receipt of such information regarding the Corporation and the Shares that Executive has requested and that Executive, or Executive’s representative, has thoroughly read and evaluated and understands the same and understands the nature of the risks involved in investment in the Shares. Further, Executive has been advised that the Corporation is available to answer any and all questions about the Corporation or Executive’s acquisition of Shares, and Executive has asked the Corporation such questions in this regard as Executive has deemed appropriate and has received satisfactory answers from the Corporation to all such questions.

(ii)        Sophistication. Executive is experienced and knowledgeable in business and financial matters in general and with respect to investments similar to an investment in the Shares in particular, and is capable of evaluating the merits and risks of acquiring Shares. Further, Executive has sought and obtained such advice that Executive has deemed necessary with respect to the merits and risks of acquiring Shares, and Executive has made its own independent decision with respect to acquiring Shares.

(iii)       Risk of Loss. Executive recognizes that the Corporation has limited financial and operating history and that the Corporation is a speculative venture involving a high degree of risk of loss.

(iv)       No Registration of Shares. Executive understands that neither the Corporation nor the Shares have been registered under the Securities Act of 1933 or any state securities laws in reliance upon exemptions therefrom, that the Shares may not be resold unless registered under the Securities Act of 1993 and applicable states securities laws or unless an exemption from registration is available, and that no state or federal governmental authority has made any finding or determination relating to the fairness of an acquisition of Shares and that no state or federal governmental authority has recommended or endorsed, or will recommend or endorse, the acquisition of Shares.

(v)        Lack of Market. Executive recognizes that there is no market for the Shares and that it is unlikely that any such market for the Shares will develop in the foreseeable future, and that Executive cannot expect to be able readily to liquidate the Shares in case of emergency, or to pledge the Shares to secure borrowed funds.

(vi)      Investment Intent. Executive is acquiring the Shares for his own account and not for the account of others, and is not acquiring the Shares for the purpose of reselling, transferring, or subdividing, or otherwise disposing of or hypothecating all or any portion of the Shares, and Executive does not presently have any reason to anticipate any change in circumstances or other occasion or event that would necessitate that Executive sell the Shares.

(vii)     Ability to Bear Economic Loss. Executive has sufficient net worth so that Executive’s acquisition of the Shares will not be material when compared with Executive’s total financial capacity, and Executive’s acquisition of the Shares and total investments are reasonable in relation to Executive’s total financial capacity. Executive’s overall commitment to investments that are not readily marketable is not disproportionate to Executive’s net worth, and Executive’s investment in Shares will not cause such overall commitment to become excessive. Executive can afford to bear the economic risks of investment in the Shares, including the risk of losing the entire investment. Executive has adequate means of providing for his current financial needs and possible personal contingencies, exclusive of his investment in the Shares.

(viii)     Independent Investigations. Executive acknowledges that Executive has received no representations or warranties from the Corporation or its employees or agents, and has relied only upon the investigations conducted by Executive and Executive’s advisors in acquiring the Shares.

(ix)       Accredited Investor. Executive is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

4.       Limitation on Transfer of Shares. Executive acknowledges and agrees that the Shares shall be subject to that certain Amended and Restated Stockholders’ Agreement dated as of March 12, 2014 and attached hereto as Exhibit C (the “Stockholders’ Agreement”) and a Stock Restriction Agreement between Executive and the Company in the form attached hereto as Exhibit D (the “Stock Restriction Agreement”). Executive further acknowledges that there are also substantial restrictions on the transferability of the Shares imposed by applicable securities laws. Since the Shares will not be, and Executive has no right to require that they be, registered under the Securities Act of 1933 or the securities laws of any state, the Shares may not be, and Executive agrees that they shall not be, sold except pursuant to an effective registration statement or an exemption from such registration under said statutes.

5.       Indemnification. Executive hereby agrees to indemnify and hold harmless the Corporation from and against any and all claims, expenses (including attorneys’ fees), loss, damage, or actions resulting from the breach or falsity of any of the representations, warranties, or covenants contained herein.

6.        Legend. Executive agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Shares reflecting the restrictions on transfer of the Shares described in Section 4 hereof.      Executive agrees that such legend will be placed on any new certificate(s) or other document(s) issued upon presentment by Executive of certificate(s) or other document(s) for transfer, as permitted hereunder.

7.        Survival. The foregoing representations and warranties and covenants shall survive the acquisition of the Shares.

8.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas without regard to the conflicts of laws principles thereof.

9.        Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, legal representatives, successors, and assigns of each of the parties.

10.      Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

11.      Entire Agreement. This Agreement, the Stockholders’ Agreement, the Note, the Security Agreement, the Stock Restriction Agreement and that certain Share Award Agreement of even date herewith between the Corporation and Executive and other ancillary documents related thereto constitute the entire agreement of the parties, and supersede all prior agreements, understandings, or documents, with respect to the subject matter hereof.

12.      Amendment. No provision of this Agreement may be amended, waived, changed, or modified except by an agreement in writing signed by Executive and the Corporation, or in the case of a waiver, by the party waiving compliance.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals effective as of the date first set forth above.

CORPORATION:

HOUSTON INTERNATIONAL INSURANCE GROUP, LTD.,
a Delaware corporation

By:
[●], [●]

EXECUTIVE:

Address:

EXHIBIT A

FORM OF PROMISSORY NOTE

See attached.

EXHIBIT B

FORM OF SECURITY AGREEMENT-PLEDGE

See attached.

EXHIBIT C

STOCKHOLDERS’ AGREEMENT

See attached.

EXHIBIT D

FORM OF STOCK RESTRICTION AGREEMENT

See attached.

PROMISSORY NOTE

$______.00	______ __, 201_

Houston, Texas

FOR VALUE RECEIVED, the undersigned, ______________ (“Maker”), hereby promises to pay to the order of HOUSTON INTERNATIONAL INSURANCE GROUP, LTD., a Delaware corporation (“Payee”), at its designated office, in lawful money of the United States of America, the principal sum of ______ AND NO/100 DOLLARS ($______.00), together with interest thereon at the rate set forth below.

The outstanding principal balance hereof shall bear interest prior to maturity at a fixed rate per annum equal to the lesser of (a) the Maximum Rate (hereinafter defined), or (b) ______ percent (__%) per annum. If an Event of Default (hereinafter defined) has occurred and is existing, the principal hereof shall bear interest at the Default Rate (hereinafter defined). Interest on the indebtedness evidenced by this Note shall be computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed (including the first day but excluding the last day).

Quarterly installments of accrued but unpaid interest on this Note shall be due and payable on the last Business Day of each calendar quarter, commencing with ______ __, 201_. Principal in the amount of the lesser of (i) 5% of the outstanding balance on the Note as of December 31st; or (ii) ten percent (10%) of the amount of the net of all cash bonuses or incentive payments received by Maker during the calendar year from Payee or any subsidiary of or successor to Payee shall be due and payable on or before December 31 of each year through and including ______ __, 20__; provided that if Maker has executed any other notes pursuant to the Company’s Stock Purchase Program, any Principle payments from bonuses shall be deducted only one time and attributed to all outstanding notes pro-rata. All outstanding principal of this Note and all accrued but unpaid interest on this Note shall be due and payable on ______ __, 20__.

Maker may prepay this Note at any time without premium or penalty, provided that all such prepayments shall be applied first to interest and then to the principal payments due hereon in inverse order of their maturities.

Upon any distribution or payment (collectively “Distributions”) to Maker by, or with respect to the interest of Maker in the Collateral (as such term is defined in the Security Agreement), a mandatory prepayment of outstanding principal and accrued interest on this Note shall be immediately due and payable in the amount of such Distribution; provided, however, that if any other note executed by Maker and payable to the order of Payee includes a similar mandatory prepayment provision, then such Distributions shall first be applied to this Note until principal and accrued interest herein is paid in full and then to such other notes, except that Distributions for all notes for the purchase of stock under the Company’s SPP shall be applied pro-rata to all such notes.

This Note is secured as provided in the Security Agreement.

As used in this Note, the following terms shall have the respective meanings indicated below:

“Business Day” means a day on which Frost Bank is open in Houston, Texas.

“Default Rate” means the lesser of (a) twelve percent (12%) per annum, or (b) the Maximum Rate.

“Event of Default” each of the following shall constitute and be deemed an “Event of Default”

(a)  Maker shall fail to pay this Note or any installment of this Note, whether principal or interest, on the date when due.

(b)  Any representation or warranty made or deemed made by Maker in any certificate, report, notice, or financial statement furnished at any time in connection with this Note or any Loan Document shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

(c)  Maker shall fail to perform, observe, or comply with any covenant, agreement or term contained in this Note or any Loan Document for a period of ten (10) days following the date on which Payee gives Maker notice of such failure.

(d) Maker shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to himself or his debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of Maker or a substantial part of his property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against him or shall make a general assignment for the benefit of creditors or shall generally fail to pay his debts as they become due or shall take any action to authorize any of the foregoing.

(e)  An involuntary proceeding shall be commenced against Maker seeking liquidation, reorganization, or other relief with respect to Maker or his debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for Maker or a substantial part of his property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days.

(f)  Maker shall fail to pay when due any principal of or interest on any debt for borrowed money (other than the obligations hereunder), or the maturity of any such debt shall have been accelerated, or any such debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such debt or any person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

(g)  This Note or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Maker, or Maker shall deny that it has any further liability or obligation hereunder prior to payment in full of all obligations hereunder, or the security interest created by the Security Agreement shall cease to be a first priority security interest.

(h)   Maker shall for any reason cease to be an employee of Payee or any of its direct or indirect subsidiaries, and shall fail to pay this Note in full within ninety (90) Business Days of such cessation.

(i)   Maker shall sell or transfer the securities described in the Security Agreement.

(j)   Maker breaches his obligations under Section 2.1 of that certain Stock Restriction Agreement between Maker and Payee of even date herewith.

(k)   Payee or one of its subsidiaries completes an IPO while Maker remains an executive officer.

“IPO” means the initial underwritten public offering of equity securities pursuant to an effective registration statement under the Securities Act of 1933, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Loan Documents” means this Note and all security agreements, deeds of trust, pledge agreements, assignments, letters of credit, guaranties, certificates and other instruments, documents, and agreements, if any, executed and delivered pursuant to or in connection with this Note, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented from time to time.

“Maximum Rate” means the maximum rate of nonusurious interest permitted from day to day by applicable law, including Chapter 303 of the Texas Finance Code (the “Code”) (and as the same may be incorporated by reference in other Texas statutes). To the extent that Chapter 303 of the Code is relevant to any holder of this Note for the purposes of determining the Maximum Rate, each such holder elects to determine such applicable legal rate pursuant to the “weekly ceiling,” from time to time in effect, as referred to and defined in Chapter 303 of the Code; subject, however, to the limitations on such applicable ceiling referred to and defined in the Code, and further subject to any right such holder may have subsequently, under applicable law, to change the method of determining the Maximum Rate.

“Obligations” means all obligations, indebtedness, and liabilities of Maker to Payee, now existing or hereafter arising, including, without limitation, the obligations, indebtedness, and liabilities of Maker under this Note (including the payment of principal and interest hereon) and the other Loan Documents and all interest accruing thereon and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, governmental authority, or other entity.

“Security Agreement” means the Security Agreement-Pledge dated of even date herewith, executed by Maker for the benefit of Payee, as the same may be amended, supplemented, or modified from to time.

The proceeds of this Note shall be used solely for business purposes and this Note was not entered into as a consumer-goods transaction or a consumer transaction.

Maker agrees with Payee that Maker will execute and deliver such further instruments as may be requested by Payee to carry out the provisions and purposes of this Note and the other Loan Documents and to preserve and perfect the Liens of Payee in the collateral for this Note.

All notices and other communications provided for in this Note and the other Loan Documents shall be in writing and may be mailed by certified mail return receipt requested, or delivered to the intended recipient at the addresses specified below or at such other address as shall be designated by any party listed below in a notice to the other parties listed below given in accordance with this paragraph.

If to Maker:
c/o address specified on Signature Page

If to Payee:	Houston International Insurance Group, Ltd.
800 Gessner, Suite 600
Houston, Texas 77024

Except as otherwise provided in this Note or any Loan Document, all such communications shall be deemed to have been duly given, when personally delivered or, in the case of a mailed notice, when duly deposited in the mails, in each case given or addressed as aforesaid.

Notwithstanding anything to the contrary contained herein, no provisions of this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Note or otherwise in connection with this loan transaction, the provisions of this paragraph shall govern and prevail, and neither Maker nor the sureties, guarantors, successors or assigns of Maker shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Maker and Payee shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Note so that the interest for the entire term does not exceed the Maximum Rate.

Upon the occurrence of any Event of Default, the holder hereof may, at its option, (a) declare the entire unpaid principal of and accrued interest on this Note immediately due and payable without notice, demand or presentment, all of which are hereby waived, and upon such declaration, the same shall become and shall be immediately due and payable, (b) foreclose the security interests created by the Security Agreement or any other Loan Document, (c) offset against this Note any sum or sums owed by the holder hereof to Maker, and (d) take any and all other actions available to Payee under this Note, at law, in equity or otherwise. Failure of the holder hereof to exercise any of the foregoing options shall not constitute a waiver of the right to exercise the same upon the occurrence of a subsequent Event of Default.

To the extent of any compliance issues or ambiguous terms, this Agreement shall be construed in such a manner so as to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any provision of this Agreement would cause Maker to occur any additional tax under Code section 409A, the parties will in good faith attempt to reform the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provisions of Code section 409A.

If the holder hereof expends any effort in any attempt to enforce payment of all or any part or installment of any sum due the holder hereunder, or if this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker agrees to pay all costs, expenses, and fees incurred by the holder, including all reasonable attorneys’ fees.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THIS NOTE IS PERFORMABLE IN HARRIS COUNTY, TEXAS.

Maker and each surety, guarantor, endorser, and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Note, all without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to release or substitute part or all of the collateral securing this Note, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

THIS NOTE, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT BETWEEN MAKER AND PAYEE WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF MAKER AND PAYEE. THERE ARE NO ORAL AGREEMENTS BETWEEN MAKER AND PAYEE.

Address:

SECURITY AGREEMENT-PLEDGE

This SECURITY AGREEMENT-PLEDGE (the “Agreement”) is entered into effective as of the __ day of ______, 201_, by and between ______________ (“Pledgor”) and HOUSTON INTERNATIONAL INSURANCE GROUP, LTD., a Delaware corporation (“Secured Party”).

WHEREAS, Secured Party is extending a loan to Pledgor in the principal amount of $______.00 (the “Loan”); and

WHEREAS, Secured Party has conditioned his obligation to make the Loan upon, among other things, the execution and delivery of this Agreement by Pledgor.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SECURITY INTEREST AND PLEDGE

Section 1.1.          Security Interest and Pledge. Pledgor hereby pledges and grants to Secured Party a first priority security interest in the following property (such property being hereinafter sometimes called the “Collateral”):

(a)          All of Pledgor’s shares of common stock in Secured Party whether held as of the date hereof or thereafter acquired; and

(b)         all products and proceeds of the foregoing shares, now owned or hereafter acquired, including, without limitation, all financial assets, investment securities, investment property, cash, deposit accounts, letter of credit rights, electronic chattel paper, supporting obligations, and payment intangibles, monies, payments, revenues, distributions, dividends, stock dividends, securities, financial assets, security entitlements, substitutions and other property rights and interests related to or arising from the foregoing or that Pledgor is at any time entitled to receive on account of the foregoing.

All terms used in this Agreement that are defined in the Uniform Commercial Code as adopted in the State of Texas shall have the meanings specified in the Uniform Commercial Code as adopted by the State of Texas as in effect from time to time (the “UCC”).

Section 1.2.          Obligations. The Collateral shall secure the following obligations, indebtedness, and liabilities (all such obligations, indebtedness, and liabilities being hereinafter sometimes called the “Obligations”):

(a)          the obligations and indebtedness of Pledgor to Secured Party evidenced by that certain promissory note in the original principal amount of $______.00 of even date herewith, executed by Pledgor and payable to the order of Secured Party (as the same may be renewed, extended, restated and/or supplemented from time to time, the “Note”);

(b)          all future advances by Secured Party to Pledgor;

(c)          all costs and expenses, including, without limitation, all attorneys’ fees and legal expenses, incurred by Secured Party to preserve and maintain the Collateral, collect the obligations herein described, and enforce this Agreement;

(d)          all other obligations, indebtedness, and liabilities of Pledgor to Secured Party, now existing or hereafter arising, regardless of whether such obligations, indebtedness, and liabilities are similar, dissimilar, related, unrelated, direct, indirect, fixed, contingent, primary, secondary, joint, several, or joint and several; and

(e)           all extensions, renewals, and modifications of any of the foregoing and all promissory notes given in renewal, extension or modification of any of the foregoing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

To induce Secured Party to enter into this Agreement and advance funds under the Note, Pledgor represents and warrants to Secured Party that:

Section 2.1.      Title. Pledgor owns, and with respect to Collateral acquired after the date hereof, Pledgor will own, legally and beneficially, the Collateral free and clear of any lien, security interest, pledge, claim, or other encumbrance or any right or option on the part of any third person to purchase or otherwise acquire the Collateral or any part thereof, except for the security interest granted hereunder. The Collateral is not subject to any restriction on transfer or assignment except for compliance with applicable federal and state securities laws and regulations promulgated thereunder and that certain Amended and Restated Stockholders’ Agreement dated as of March 12, 2014 among Secured Party and the Shareholders of Secured Party, that certain Stock Restriction Agreement between Pledgor and the Secured Party dated of even date herewith, and that certain Share Award Agreement between Pledgor and the Secured Party dated of even date herewith. Pledgor has the unrestricted right to pledge the Collateral as contemplated hereby. All of the Collateral has been duly and validly issued and is fully paid and nonassessable.

Section 2.2.      Pledgor’s Principal Address. Pledgor’s principal residence is at the address specified in the Note.

Section 2.3.      Business Purpose. The Collateral is used, acquired and held exclusively for business purposes and no portion of the Collateral is consumer goods. The Obligations were incurred solely for business purposes and not as a consumer-goods transaction or a consumer transaction.

ARTICLE III

COVENANTS

Pledgor covenants and agrees with Secured Party that until the Obligations are satisfied and performed in full:

Section 3.1.      Encumbrances. Pledgor shall not create, permit, or suffer to exist, and shall defend the Collateral against, any lien, security interest, or other encumbrance on the Collateral except the pledge and security interest of Secured Party hereunder, and shall defend Pledgor’s rights in the Collateral and Secured Party’s security interest in the Collateral against the claims of all persons and entities.

Section 3.2.      Sale of Collateral. Pledgor shall not sell, assign, or otherwise dispose of the Collateral or any part thereof without the prior written consent of Secured Party.

Section 3.3.      Distributions. If Pledgor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a distribution in connection with any reclassification, increase, or reduction of equity or issued in connection with any reorganization), option or rights, whether as an addition to, in substitution of, or in exchange for any Collateral or otherwise, Pledgor agrees to accept the same as Secured Party’s agent and to hold the same in trust for Secured Party, and to deliver the same forthwith to Secured Party in the exact form received, with the appropriate endorsement of Pledgor when necessary or appropriate undated stock powers duly executed in blank, to be held by Secured Party as additional Collateral for the Obligations, subject to the terms hereof. Any sums paid upon or in respect of the Collateral upon the liquidation or dissolution of the issuer thereof shall be paid over to Secured Party to be held by it as additional collateral for the Obligations subject to the terms hereof; and in case any distribution of stock shall be made on or in respect of the Collateral or any property shall be distributed upon or with respect to the Collateral pursuant to any recapitalization or reclassification of the equity of the issuer thereof or pursuant to any reorganization of the issuer thereof, the property so distributed shall be delivered to the Secured Party to be held by it, as additional Collateral for the Obligations, subject to the terms hereof. All sums of money and property so paid or distributed in respect of the Collateral that are received by Pledgor shall, until paid or delivered to Secured Party, be held by Pledgor in trust as additional security for the Obligations.

Section 3.4.      Further Assurances. At any time and from time to time, upon the request of Secured Party, and at the sole expense of Pledgor, Pledgor shall promptly execute and deliver all such further instruments and documents and take such further action as Secured Party may deem necessary or desirable to preserve and perfect its security interest in the Collateral and carry out the provisions and purposes of this Agreement.

Section 3.5.      Notification. Pledgor shall promptly notify Secured Party of (i) any lien, security interest, encumbrance, or claim made or threatened against the Collateral, (ii) any material change in the Collateral, including, without limitation, any material decrease in the value of the Collateral, and (iii) the occurrence or existence of any Event of Default (hereinafter defined) or the occurrence or existence of any condition or event that, with the giving of notice or lapse of time or both, would be an Event of Default.

Section 3.6.      Changes. Pledgor shall not change his name or state of residence unless he shall have given Secured Party thirty (30) days’ prior written notice thereof and shall have taken all action deemed necessary or desirable by Secured Party to cause its security interest in the Collateral to be perfected with the priority required by this Agreement.

Section 3.7.      Books and Records; Information. Pledgor shall keep accurate and complete books and records of the Collateral. Pledgor shall from time to time at the request of Secured Party deliver to Secured Party such information regarding the Collateral and Pledgor as Secured Party may request.

ARTICLE IV

RIGHTS OF SECURED PARTY AND PLEDGOR

Section 4.1.      Power of Attorney. Pledgor hereby irrevocably constitutes and appoints Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead and in the name of Pledgor or in its own name, upon the occurrence of an Event of Default, to take any and all action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives Secured Party the power and right on behalf of Pledgor and in its own name to do any of the following, without notice to or the consent of Pledgor:

(a)         to demand, sue for, collect, or receive in the name of Pledgor or in his own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, notes, drafts, acceptances, money orders, or any other instruments for the payment of money under the Collateral;

(b)        to pay or discharge taxes, liens, security interests, or other encumbrances levied or placed on or threatened against the Collateral;

(c)         (i) to direct any parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to Secured Party or as Secured Party shall direct; (ii) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral; (iii) to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices, and other documents relating to the Collateral; (iv) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization, or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar, or other designated agency upon such terms as Secured Party may determine; (v) to insure any of the Collateral; and (vi) to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party’s option and Pledgor’s expense, at any time, or from time to time, all acts and things which Secured Party deems necessary to protect, preserve, or realize upon the Collateral and Secured Party’s security interest therein.

This power of attorney is a power coupled with an interest and shall be irrevocable. Secured Party shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges, and options expressly or implicitly granted to Secured Party in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. Secured Party shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or in its capacity as attorney-in-fact except acts or omissions resulting from its willful misconduct. This power of attorney is conferred on Secured Party solely to protect, preserve, and realize upon its security interest in the Collateral.

Section 4.2.      Voting Rights. So long as no Event of Default shall have occurred and be continuing, Pledgor shall be entitled to exercise any and all voting rights relating or pertaining to the Collateral or any part thereof.

Section 4.3.      Performance by Secured Party of Pledgor’s Obligations. If Pledgor fails to perform or comply with any of its agreements contained herein and Secured Party itself shall cause performance of or compliance with such agreement, the expenses of Secured Party, together with interest thereon at the maximum nonusurious per annum rate permitted by applicable law, shall be payable by Pledgor to Secured Party on demand and shall constitute Obligations secured by this Agreement.

Section 4.4.      Secured Party’s Duty of Care. Other than the exercise of reasonable care in the physical custody of the Collateral while held by Secured Party hereunder, Secured Party shall have no responsibility for or obligation or duty with respect to all or any part of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights against prior parties or any other rights pertaining thereto, it being understood and agreed that Pledgor shall be responsible for preservation of all rights in the Collateral. Without limiting the generality of the foregoing, Secured Party shall be conclusively deemed to have exercised reasonable care in the custody of the Collateral if Secured Party takes such action, for purposes of preserving rights in the Collateral, as Pledgor may reasonably request in writing, but no failure or omission or delay by Secured Party in complying with any such request by Pledgor, and no refusal by Secured Party to comply with any such request by Pledgor, shall be deemed to be a failure to exercise reasonable care.

Section 4.5.      Assignment by Secured Party. Secured Party may from time to time assign the Obligations and any portion thereof and the Collateral or any portion thereof, and the assignee shall be entitled to all of the rights and remedies of Secured Party under this Agreement in relation thereto.

Section 4.6.      Financing Statements. Pledgor expressly authorizes Secured Party to file financing statements showing Pledgor as debtor covering all or any portion of the Collateral in such filing locations as selected by Secured Party and authorizes, ratifies and confirms any financing statement filed prior to the date hereof by Secured Party in an jurisdiction showing Pledgor as debtor covering all or any portion of the Collateral.

ARTICLE V

DEFAULT

Section 5.1.      Events of Default. The term “Event of Default” shall mean an Event of Default as defined in the Note.

Section 5.2.      Rights and Remedies. Upon the occurrence of an Event of Default, Secured Party shall have the following rights and remedies:

(a)         Secured Party may declare the Obligations or any part thereof immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Pledgor; provided, however, that upon the occurrence of an Event of Default under clause (d) or clause (e) of the definition of Event of Default contained in the Note, the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Pledgor.

(b)         In addition to all other rights and remedies granted to Secured Party in this Agreement and in any other instrument or agreement securing, evidencing, or relating to the Obligations, Secured Party shall have all of the rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, Secured Party may (i) without demand or notice to Pledgor, collect, receive, or take possession of the Collateral or any part thereof, and/or (ii) sell or otherwise dispose of the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at Secured Party’s offices or elsewhere, for cash, on credit, or for future delivery. Pledgor agrees that Secured Party shall not be obligated to give more than ten (10) days written notice of the time and place of any public sale or of the time after which any private sale may take place and that such notice shall constitute reasonable notice of such matters. Pledgor shall be liable for all expenses of retaking, holding, preparing for sale, or the like, and all attorneys’ fees and other expenses incurred by Secured Party in connection with the collection of the Obligations and the enforcement of Secured Party’s rights under this Agreement, all of which expenses and fees shall constitute additional Obligations secured by this Agreement. Secured Party may apply the Collateral against the Obligations in such order and manner as Secured Party may elect in its sole discretion. Pledgor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay the Obligations. Pledgor waives all rights of marshalling in respect of the Collateral.

(c)         Secured Party may cause any or all of the Collateral held by it to be transferred into the name of Secured Party or the name or names of Secured Party’s nominee or nominees.

(d)         Secured Party shall be entitled to receive all cash dividends payable in respect of the Collateral.

(e)         Secured Party shall have the right, but shall not be obligated to, exercise or cause to be exercised all voting rights and corporate powers in respect of the Collateral, and Pledgor shall deliver to Secured Party, if requested by Secured Party, irrevocable proxies with respect to the Collateral in form satisfactory to Secured Party.

(f)          Pledgor hereby acknowledges and confirms that Secured Party may be unable to effect a public sale of any or all of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obligated to agree, among other things, to acquire any shares of the Collateral for their own respective accounts for investment and not with a view to distribution or resale thereof. Pledgor further acknowledges and confirms that any such private sale may result in prices or other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner, and Secured Party shall be under no obligation to take any steps in order to permit the Collateral to be sold at a public sale. Secured Party shall be under no obligation to delay a sale of any of the Collateral for any period of time necessary to permit any issuer thereof to register such Collateral for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws.

(g)         On any sale of the Collateral, Secured Party is hereby authorized to comply with any limitation or restriction with which compliance is necessary, in the view of Secured Party’s counsel, in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any applicable governmental authority.

(h)         On any sale of the Collateral, Secured Party is authorized to disclaim any warranty, express or implied. Pledgor acknowledges and agrees that the foregoing action by Secured Party may result in a diminution of the proceeds from any such sale of Collateral.

ARTICLE VI

MISCELLANEOUS

Section 6.1.     Expenses. Pledgor agrees to pay on demand all costs and expenses incurred by Secured Party in connection with the preparation, negotiation, execution and enforcement of this Agreement and any and all amendments, modifications, and supplements hereto.

Section 6.2.     No Waiver; Cumulative Remedies. No failure on the part of Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

Section 6.3.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Pledgor and Secured Party and their respective heirs, successors, and assigns, intestate survivors and legal representatives and executors, as applicable, except that Pledgor may not assign any of its rights or obligations under this Agreement without the prior written consent of Secured Party.

Section 6.4.     Notices. All notices and other communications provided for in this Agreement shall be given as provided in the Note; provided, however, that notwithstanding the foregoing, all notices under UCC Sections 9.208 (relating to the release of deposit accounts, electronic chattel paper, investment property and letter of credit rights), 9.209 (relating to account debtors that have been notified of the assignment to the Secured Party), 9.210 (relating to a request for accounting), 9.513 (relating to requests for termination statements) and 9.616 (explanation of calculations of surplus or deficiency) shall be effective only if sent to the following address:

Houston International Insurance Group, Ltd.

800 Gessner, Suite 600

Houston, Texas 77024

Section 6.5.     Applicable Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas. Any action or proceeding against Pledgor under or in connection with this Agreement or any other instrument or agreement securing, evidencing, or relating to the Obligations or any part thereof may be brought in any state or federal court in Harris County, Texas, and Pledgor hereby irrevocably submits to the nonexclusive jurisdiction of such courts, and waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court. Pledgor agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified in the Note. Nothing in this Agreement or any other instrument or agreement securing, evidencing, or relating to the Obligations or any part thereof shall affect the right of Secured Party to serve process in any other manner permitted by law or shall limit the right of Secured Party to bring any action or proceeding against Pledgor or with respect to any of the Collateral in any state or federal court in any other jurisdiction. Any action or proceeding by Pledgor against Secured Party shall be brought only in a court located in Harris County, Texas.

Section 6.6.       Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 6.7.       Survival of Representations and Warranties. All representations and warranties made in this Agreement or in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement, and no investigation by Secured Party shall affect the representations and warranties or the right of Secured Party to rely upon them.

Section 6.8.       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.9.       Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.10.     Obligations Absolute. The obligations of Pledgor under this Agreement shall be absolute and unconditional and, except upon payment and performance of the Obligations in full, shall not be released, discharged, reduced, or in any way impaired by any circumstance whatsoever, including, without limitation, any amendment, modification, extension, or renewal of this Agreement, the Obligations, or any document or instrument evidencing, securing, or otherwise relating to the Obligations, or any release, subordination, or impairment of collateral, or any waiver, consent, extension, indulgence, compromise, settlement, or other action or inaction in respect of this Agreement, the Obligations, or any document or instrument evidencing, securing, or otherwise relating to the Obligations, or any exercise or failure to exercise any right, remedy, power, or privilege in respect of the Obligations.

Section 6.11.   ENTIRE AGREEMENT; AMENDMENT. THIS AGREEMENT AND THE OTHER DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. THE PROVISIONS OF THIS AGREEMENT MAY BE AMENDED OR WAIVED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY THE PARTIES HERETO.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

PLEDGOR:

SECURED PARTY:

HOUSTON INTERNATIONAL INSURANCE GROUP, LTD.,
a Delaware corporation

By:
[●], [●]

SHARE AWARD AGREEMENT

This SHARE AWARD AGREEMENT (the “Agreement”) is entered into effective as of the __ day of ______, 201_ (the “Grant Date”), by and between HOUSTON INTERNATIONAL INSURANCE GROUP, LTD., a Delaware corporation (the “Corporation”), and ______________ (“Executive”).

WHEREAS, Executive is an employee of the Corporation or a subsidiary thereof;

WHEREAS, Executive has purchased certain shares of common stock of the Corporation from the Corporation pursuant to a Stock Purchase Agreement of even date herewith (the “Stock Purchase”);

WHEREAS, the Corporation desires to grant an award of Restricted Stock (as hereinafter defined) corresponding to the Stock Purchase to Executive on the terms and conditions hereof and subject to the restrictions set forth herein as an incentive for Executive’s performance of services for such subsidiary;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree as follows:

1.            Grant of Restricted Stock.

(a)          As of the Grant Date, and subject to the terms and conditions of this Agreement, the Corporation hereby awards, grants, and conveys to Executive ______ shares of common stock of the Corporation (the “Restricted Stock”).

(b)          The Restricted Stock shall be registered in Executive’s name as of the Grant Date in the records of the Corporation, but shall be restricted as described herein during the period prior to the vesting of such Restricted Stock in accordance with Section 3 (the “Restriction Period”).

(c)          During the Restriction Period, any certificates representing the Restricted Stock shall carry the following legend evidencing the restrictions of this Agreement:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHARE AWARD AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.”

(d)          Subject to the restrictions set forth in Section 2, Executive shall have all the rights of a stockholder with respect to the Restricted Stock, including any applicable voting and dividend rights.

(e)          If, from time to time during the Restriction Period, there is any stock dividend, stock split, reorganization, recapitalization, or other extraordinary corporate transaction which results in the issuance of any new or additional shares or securities or different shares or securities to the shareholders of the Corporation, such new or additional or different shares or securities to which Executive is entitled by reason of his ownership of the Restricted Stock shall be considered “Restricted Stock” for purposes of this Agreement and shall be subject to the restrictions described in Section 2 during the Restriction Period.

2.            Restrictions.

(a)          During the Restriction Period, Executive shall not sell, transfer, pledge, assign, alienate, hypothecate, or otherwise encumber or dispose of any unvested shares of Restricted Stock other than by will or the laws of descent and distribution. Any attempt to do so contrary to the foregoing shall be null and void.

(b)          The then unvested Restricted Stock shall be automatically forfeited and returned to the Corporation without the payment of any consideration, and Executive shall have no rights with respect to such forfeited Restricted Stock, upon the occurrence of any of the following prior to the end of the Restriction Period: (1) any termination of employment of Executive unless (i) Executive is simultaneously hired by the Corporation or one of its subsidiaries, (ii) the termination of employment is by Executive’s employer, under circumstances that do not constitute a For Cause Termination, as defined in that certain Stock Restriction Agreement dated of even date herewith between the Corporation and Executive (the “Stock Restriction Agreement”), or (iii) the termination of employment is by Executive under circumstances that constitute a Good Reason Termination, as defined in the Stock Restriction Agreement; or (2) any Event of Default under that certain Promissory Note (the “Note”) of even date herewith delivered by Executive to the Corporation pursuant to the Purchase Agreement (defined below).

(c)          Upon any breach by Executive of Article II of the Stock Restriction Agreement at any time, (i) any Restricted Stock (whether vested or unvested) then held by Executive shall be automatically forfeited and returned to the Corporation without the payment of any consideration, and Executive shall have no rights with respect to such forfeited Restricted Stock and (ii) the amount of any pre-tax tax gain realized by Executive on any prior transfers of Restricted Stock, as determined by the Corporation in its discretion, or, if applicable, such lesser amount as shall be determined to be the maximum reasonable and enforceable amount by a court, shall be immediately payable by the Executive to the Corporation.

(d)          The obligations of Executive set forth in this Agreement shall survive any termination of this Agreement and Executive’s employment with the Corporation or any of its direct or indirect parents or subsidiaries or entities under common control with the Corporation (collectively, “Affiliates”).

(e)          By accepting this Agreement, the Executive consents to a deduction from any amounts the Corporation or its Affiliates may owe to the Executive from time to time to the full extent of any monetary amounts due to the Corporation from the Executive. Without regard to whether the Corporation elects to make any set-off in whole or in part, if the Corporation does not recover by means of set-off the full amount due to it from the Executive, calculated as set forth above, the Executive agrees to immediately pay the unpaid balance thereof to the Corporation.

3.            Vesting.

(a)          The interest of Executive in the Restricted Stock shall vest in proportion to the percentage of the aggregate purchase price payable under that certain Share Purchase Agreement of even date herewith between the Corporation and Executive providing for the purchase of additional shares by Executive (the “Purchase Agreement”) that has been paid in cash by Executive, provided that Executive remains employed by the Corporation or one of its direct or indirect subsidiaries at the time of a payment. Accordingly, thirty percent (30%) of the Restricted Stock shall vest on the Grant Date, and the remainder of the Restricted Stock shall vest as and when principal payments are made under the Note, provided that Executive remains employed by the Corporation or an Affiliate at the time of payment.

(b)          Notwithstanding the foregoing, the interest of Executive in the Restricted Stock shall vest as to all (100%) of the then unvested Restricted Stock upon a Change of Control of the Corporation or an IPO (as defined below). As used herein, (i) “Change of Control” means a sale of substantially all of the assets of the Corporation or the acquisition by any Person, other than any Person that holds more than 20% of the stock of the Corporation on the Grant Date, of direct or indirect ownership of more than 50% of the fully diluted voting stock of the Corporation, (ii) “Person” means any person or entity and each other person and entity that directly or indirectly controls, or is controlled by or under common control with, the specified person or entity; and (iii) “IPO” means the initial underwritten public offering of equity securities of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

4.            Delivery of Share Certificates; Compliance with Securities Laws. Upon the vesting of any Restricted Stock granted hereunder, and subject to any adjustment to such Restricted Stock under Section 6, the Corporation shall record such stock as unrestricted or deliver to Executive certificates evidencing such Restricted Stock. Nothing herein shall obligate the Corporation to register the Restricted Stock pursuant to any applicable securities law or to take any other affirmative action in order to cause the issuance or transfer of the Restricted Stock to comply with any law or regulation of any governmental authority.

5.            Stockholders’ Agreement. Executive agrees that all shares of stock issued under this Agreement shall be subject to that certain Amended and Restated Stockholders’ Agreement dated as of March 12, 2014 among the Corporation and its stockholders (the “Stockholders’ Agreement”). Executive agrees to execute and deliver such instruments as may be reasonably requested by the Corporation to evidence Executive’s agreement that Executive and Executive’s shares of stock in the Corporation are bound by and subject to the Stockholders’ Agreement. Executive further agrees that all certificates evidencing shares of stock in the Corporation issued to Executive may be endorsed with a conspicuous legend referencing the Stockholders’ Agreement.

6.            Tax Consequences; Tax Withholding.

(a)          Executive shall be responsible for his own tax liability that arises as the result of this Agreement. Executive acknowledges and understands that he may make an election under Section 83(b) of the Code within 30 days after the Grant Date.

(b)          Executive shall pay to the Corporation, or make arrangements satisfactory to the Corporation regarding payment to the Corporation of, the aggregate amount of any federal, state, and local income, employment, Social Security, Medicare, and other taxes that the Corporation is required to withhold in connection with the Restricted Stock, including, but not limited to, the issuance, vesting, or disposition of the Restricted Stock. The Corporation shall have the right to, at its option: (i) deduct any such taxes from any amounts paid to Executive by the Corporation or any subsidiary of the Corporation; and (ii) redeem a portion of the Restricted Stock having a Book Value equal to such taxes, in consideration of the payment of such taxes by the Corporation. “Book Value” means the aggregate book value of the Corporation as of the last day of the last full calendar quarter preceding the date of the event giving rise to such option determined in accordance with generally accepted accounting principles in the United States (applied on a basis consistent with the accounting principles, practices and methodologies used in the past by the Corporation, with such deviations as referred to in the notes thereto and except for normal, recurring adjustments), multiplied by the ratio that the number of shares of Restricted Stock redeemed bears to all outstanding shares of common stock of the Corporation, fully diluted by any vested stock options or preferred stock convertible into common stock.

7.            Notices. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by him in a notice mailed or delivered to the other party. Unless and until some other address is so designated, all notices or communications by Executive to the Corporation shall be mailed or delivered to the Corporation at 800 Gessner, Suite 600, Houston, Texas 77024, Attention: President, and all notices or communications by the Corporation to Executive shall be mailed or delivered to Executive’s address specified on the signature page to this Agreement.

8.            Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Corporation and Executive, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. To the maximum extent permitted by law, (a) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

9.            No Right to Continued Service. This Agreement does not confer upon Executive any right to remain in the employ of the Corporation or any subsidiary of the Corporation, nor shall it interfere in anyway with the right of the Corporation and its subsidiaries to terminate or change the conditions of his employment at any time.

10.          Successors and Assigns; Binding Effect. This Agreement, and the rights and obligations of Executive hereunder, may not be assigned by Executive other than by will or the laws of descent and distribution. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors, and permitted assigns.

11.          Entire Agreement. This Agreement and the other agreements referenced herein set forth the entire understanding of the parties hereto with respect to the grant of the Restricted Stock to Executive. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

12.          Interpretation. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to a Section, such reference is to a Section of this Agreement unless otherwise specified. The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified. A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors, and permitted assigns. Reference to any law means such law as amended, modified, codified, replaced, or reenacted, and all rules and regulations promulgated thereunder. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement; therefore any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

13.          Severability. Any provision of this Agreement which is invalid or unenforceable in any applicable jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.          Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof. To the maximum extent practicable this Agreement calls for performance and shall be performable at the offices of the Corporation in Houston, Harris County, Texas and venue for any dispute arising hereunder shall lie exclusively in the state and/or federal courts of Harris County, Texas and the Southern District of Texas, Houston Division, respectively.

15.          Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures which shall be deemed original signatures thereof.

16.          Section 409A. To the extent of any compliance issues or ambiguous terms, this Agreement shall be construed in such a manner so as to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any provision of this Agreement would cause Executive to occur any additional tax under Code section 409A, the parties will in good faith attempt to reform the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provisions of Code section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals effective as of the Grant Date.

CORPORATION:

HOUSTON INTERNATIONAL INSURANCE GROUP, LTD.,
a Delaware corporation

By:
[●], [●]

EXECUTIVE:

Address:

STOCK RESTRICTION AGREEMENT

This STOCK RESTRICTION AGREEMENT (the “Agreement”) is entered into effective as of the __ day of ______, 201_, by and between ______________ (the “Shareholder”) and HOUSTON INTERNATIONAL INSURANCE GROUP, LTD., a Delaware corporation (the “Corporation”). Other capitalized terms used herein are defined in Article IV hereof.

WHEREAS, the Shareholder owns certain shares (the “Shares”) of the issued and outstanding stock of the Corporation;

WHEREAS, the Corporation has made a loan to the Shareholder to finance the acquisition of a portion of the Shares, pursuant to a Share Purchase Agreement (the “Share Purchase Agreement”) between Shareholder and Corporation of even date herewith, which loan is evidenced by a Promissory Note of even date herewith executed by the Shareholder and payable to the order of the Corporation (the “Note”);

WHEREAS, the remainder of the Shares were granted to Shareholder pursuant to a Share Award Agreement on even date herewith (the “Share Award Agreement”);

WHEREAS, transfer of the Shares is restricted pursuant to the terms of that certain Amended and Restated Stockholders’ Agreement among the Corporation and its stockholders (the “Stockholders’ Agreement”); and

WHEREAS, the parties mutually agree that it is to their mutual benefit to further restrict the assignability of the Shares and to provide for the purchase of such Shares under certain specified conditions.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

TRANSFERS AND PURCHASE EVENTS

Section 1.1          Restriction on Transfers.

(a)          No Shares can or shall be Transferred without the written approval of the Corporation prior to the earlier of a Change of Control or an IPO (as hereinafter defined).

(b)          Upon a Change of Control, Shares may only be Transferred if the following conditions are met: (i) within two years of the date of the Change in Control, the Shareholder may only Transfer up to that portion of the Shares for which he receives consideration equal to the sum of (a) the full amount of principal and accrued interest then due under the Note and (b) any taxes the Shareholder is required to pay with respect to the Shares; (ii) all Transfers must be in compliance with the restrictions of the Stockholders’ Agreement; and (iii) all Transfers must be in transactions registered under the Securities Act of 1933 or in transactions exempt from such registration.

(c)          Upon an IPO, Shares may only be Transferred if the following conditions are met: (i) within two years of the date of the IPO, the Shareholder may only Transfer up to that portion of the Shares for which he receives consideration equal to the sum of (a) the full amount of principal and accrued interest then due under the Note and (b) any taxes the Shareholder is required to pay with respect to the Shares; (ii) all Transfers must be in compliance with the restrictions of the Stockholders’ Agreement; (iii) all Transfers must be in transactions registered under the Securities Act of 1933 or in transactions exempt from such registration; and (iv) if within 30 days prior to the date of the IPO, the Corporation makes a Repurchase Offer, Shareholder may only Transfer shares pursuant to the Repurchase Offer (as hereinafter defined).

(d)          As used herein, (i) “Change of Control” means a sale of substantially all of the assets of the Corporation or the acquisition by any Person, other than any Person that holds more than 20% of the stock of the Corporation on the Grant Date, of direct or indirect ownership of more than 50% of the fully diluted voting stock of the Corporation, (ii) “Person” means any person or entity and each other person and entity that directly or indirectly controls, or is controlled by or under common control with, the specified person or entity; (iii) “IPO” means the initial underwritten public offering of equity securities of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form; and (iv) “Repurchase Offer” means an offer by the Corporation to purchase Shares from the Shareholder in immediately available funds at either the Book Value Purchase Price or the per share price to be paid in the IPO, which offer the Shareholder is given at least 10 days to consider.

Section 1.2         Effect of Attempted Disposition in Violation of this Agreement. Any attempted Transfer of any Shares in breach of this Agreement shall be null and void and of no effect whatever.

Section 1.3         Purchase of Interest upon Certain Events.

(a)        Voluntary Good Reason Termination or Involuntary Termination without Cause. If the Shareholder ceases to be employed by an Employer due to a Good Reason Termination or a termination by Employer not constituting a For Cause Termination, then the Corporation shall have the option to purchase all of the Shareholder’s Shares (whether acquired pursuant to the Share Award Agreement, the Share Purchase Agreement, or otherwise), commencing on the date of such cessation, for a purchase price equal to the Book Value Purchase Price.

(b)        Voluntary Termination Without Good Reason or Involuntary Termination for Cause; Event of Default and Certain Violations. In the event of: (1) a termination of employment of Shareholder with an Employer by Shareholder not constituting a Good Reason Termination or a For Cause Termination by an Employer, (2) an Event of Default (as defined in the Note) occurs, or (3) the Shareholder breaches any of the provisions of Article II hereof, then the Corporation shall have the option to purchase all of the Shareholder’s Shares (whether acquired pursuant to the Share Award Agreement, the Share Purchase Agreement, or otherwise), commencing on the date of such termination or breach, for a purchase price equal to the lower of the General Purchase Price or the Book Value Purchase Price.

(c)           Involuntary Assignment Event. Upon the occurrence of an Involuntary Assignment Event with respect to the Shareholder, the Corporation shall have the option, commencing on the date of such Involuntary Assignment Event, to purchase from the Shareholder or the legal representative or transferee of the Shareholder, the Shareholder’s Shares for a purchase price equal to the lower of the General Purchase Price or the Book Value Purchase Price.

(d)          Payment of Purchase Price. The purchase price shall be paid in the form of immediately available funds.

(e)          Option. For one hundred eighty (180) days after the event giving rise to the option under this Section 1.3, the Corporation or any other Person or Persons designated by the Corporation shall have the option to purchase the Shares pursuant to this Section 1.3.

(f)           Exercise of Option and Closing. Any option under this Agreement may be exercised by giving written notice of such exercise to the Shareholder or holder of an interest in Shares within the applicable option period. The closing of a purchase and sale pursuant to this Section 1.3 shall be held at a place designated by the Corporation ninety (90) days following the exercise of an option hereunder. At such closing, (a) the selling party shall assign his entire interest in the Shares to the purchasing party, free and clear of all liens, claims, and encumbrances (other than those created by this Agreement), and shall execute and deliver to the purchasing party all documents which may be reasonably required to give effect to such purchase and sale; and (b) the purchasing party shall pay to the selling party the purchase price for the selling party’s interest in the Shares in the form as provided in Section 1.3(d) of this Agreement.

Section 1.4          [Reserved.]

Section 1.5           Distributions. If Shareholder shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a distribution in connection with any reclassification, increase, or reduction of equity or issued in connection with any reorganization), option or rights, share dividend, restricted share grant, or other issuance of equity in the Corporation from and after the date of this Agreement, whether as an addition to, in substitution of, or in exchange for any Shares or otherwise, Shareholder agrees that such stock certificate or other distribution shall be subject to the terms hereof; and in case any distribution of stock shall be made on or in respect of the Shares pursuant to any recapitalization or reclassification of the equity of the issuer thereof or pursuant to any reorganization of the issuer thereof, the stock so distributed shall be subject to the terms hereof.

ARTICLE II

NON-SOLICITATION

Section 2.1          Non-Solicitation. In consideration of these premises and as inducement for the Corporation to enter into this Agreement and the Corporation’s directive that the Employer provide the Shareholder with access to the confidential and proprietary information of the Employer and with training in the methods of operations of the Employer, subject to the limitations set forth herein, Shareholder agrees to each of the following restrictions for the time periods as specified below:

(a)          Restricted Business Relations. During Executive’s employment with the Company and for an additional period of 24 months following any termination of such employment, Executive shall not, directly or indirectly, either for her/himself or any other person, other than on behalf of the Company, entice, induce, persuade, attempt to persuade or otherwise cause the Company’s customers, service providers, producers or brokers to terminate, reduce or diminish their relationship with the Company, including accepting any business from any customer who was a customer of the Company’s within 12 months of Executive’s termination. This Section 2.1(a) applies to business and relationships related to the Division or programs in which Executive worked, but does not apply to any subscription business.

(b)          Non-Solicitation of Employees. During Shareholder’s employment with the Employer and for an additional period of 24 months following any termination of such employment, Shareholder shall not, directly or indirectly, either for herself or any other person: (1) induce or attempt to induce any then current employee of the Employer or any of its direct or indirect parents or subsidiaries or entities under common control with the Employer (collectively, “Affiliates”) to leave the employ of the Employer or its Affiliates; (2) in any way interfere with the relationship between the Employer or its Affiliates and any then current employee of the Employer or its Affiliates; or (3) other than on behalf of the Employer or its Affiliates, employ, or otherwise engage as an employee, independent contractor, consultant, or otherwise, any current employee or any former employee who was employed by the Employer or its Affiliates during Shareholder’s tenure with the Employer.

(c)          Non-Disparagement. During Shareholder’s employment with the Employer and for an additional period of 24 months following any termination of such employment, Shareholder shall not, except as required by applicable law or compelled by legal process, (i) make any derogatory, disparaging or critical statement about the Corporation or any of its present or former officers, directors, employees, shareholders, parents or subsidiaries or (ii) without the prior written consent of the Corporation, communicate, directly or indirectly, with the press or other media concerning the Corporation or the present or former employees or business of the Corporation.

Section 2.2           Remedies. The Employer shall be a third party beneficiary of the obligations of the Shareholder hereunder. The Shareholder acknowledges and agrees that any violation of this Article II will result in irreparable injury to the Corporation and the Employer and that damages at law would not be reasonable or adequate compensation to the Corporation and the Employer for a violation of this Article. Accordingly, in the event that the Shareholder breaches any of the covenants set forth in this Article II: (i) the term of such covenant will be extended by the period of the duration of such breach; (ii) the Corporation and the Employer will be entitled to receive from the Shareholder any and all damages, losses or expenses related thereto or arising therefrom; (iii)(X) any Restricted Stock (as defined in the Share Award Agreement) (whether vested or unvested) then held by Shareholder shall be automatically forfeited and returned to the Corporation without the payment of any consideration, and Shareholder shall have no rights with respect to such forfeited Restricted Stock; and (Y) the amount of any pre-tax tax gain realized by Shareholder on any prior transfers of Restricted Stock, as determined by the Corporation in its discretion, or, if applicable, such lesser amount as shall be determined to be the maximum reasonable and enforceable amount by a court, shall be immediately payable by the Shareholder to the Corporation; and (iv) the Corporation and the Employer will be entitled to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Article II without the necessity of proving actual damages and without posting bond or other security as well as to an equitable accounting of all earnings, profits and other benefits arising out of any violation of Article II of this Agreement.

Section 2.3          Set-off rights. By accepting this Agreement, the Shareholder consents to a deduction from any amounts the Corporation or the Employer may owe to the Shareholder from time to time to the full extent of any monetary amounts due to the Corporation or the Employer from the Shareholder. Without regard to whether the Corporation elects to make any set-off in whole or in part, if the Corporation or the Employer does not recover by means of set-off the full amount due to it from the Shareholder, calculated as set forth above, the Shareholder agrees to immediately pay the unpaid balance thereof to the Corporation or the Employer, as applicable.

Section 2.4          Scope. The Shareholder acknowledges and agrees that the provisions of and scope of this Article are reasonable and necessary to protect the legitimate interests of the Corporation and the Employer and will not prevent the Shareholder from earning a livelihood. If, however, for any reason, any court of competent jurisdiction determines that the restrictions set forth in Section 2.1 are not reasonable, that the consideration is inadequate, or that Shareholder has been prevented from earning a livelihood, such restrictions shall be interpreted, modified, or rewritten to include as much of the duration and scope identified in Section 2.1 as will render such restrictions valid and enforceable. The obligations of Shareholder set forth in Article II shall survive any termination of this Agreement and Shareholder’s employment with Employer.

ARTICLE III

DEFINITIONS

Section 3.1          Terms Defined. When used in this Agreement, the following terms shall have the meanings set forth below:

“Book Value Purchase Price” shall mean, with respect to Shares of common stock of the Corporation or an interest therein that are subject to a purchase option under Section 1.3(a), (b), or (c) hereof, the aggregate book value of the Corporation as of the last day of the last full calendar quarter preceding the date of the event giving rise to such option determined in accordance with generally accepted accounting principles in the United States (applied on a basis consistent with the accounting principles, practices and methodologies used in the past by the Corporation, with such deviations as referred to in the notes thereto and except for normal, recurring adjustments), multiplied by the ratio that the number of Shares of common stock or interest therein that are subject to such purchase option bears to all outstanding shares of common stock of the Corporation, fully diluted by any vested stock options or preferred stock convertible into common stock.

“Employer” shall mean the Corporation, or any entity in which the Corporation owns a direct or indirect interest, or any successor to any such entity.

“For Cause Termination” shall mean termination of Shareholder’s employment by Employer for (i) the Shareholder’s willful and continued failure to perform his material duties with respect to an Employer which continues beyond fifteen (15) days after a written demand for substantial performance is delivered to him by the Employer, (ii) willful misconduct by the Shareholder involving dishonesty, or breach of trust in connection with his employment hereunder, (iii) indictment of the Shareholder for, or a plea of guilty or nolo contendere to, any felony or any misdemeanor involving moral turpitude, (iv) willful failure by the Shareholder to comply in all material respects with an Employer’s code of business conduct which continues beyond fifteen (15) days after written demand for substantial compliance is delivered to him by the Employer, or (v) willful breach by the Shareholder of any of the material covenants in any employment agreement he may have with an Employer which continues beyond fifteen (15) days after written demand to remedy the breach.

“General Purchase Price” means, with respect to Shares or interest therein that are subject to a purchase option under Section 1.3(b) or (c) hereof, the purchase price paid by the Shareholder for such Shares or interest therein.

“Good Reason Termination” shall mean a termination of employment by Shareholder within ninety (90) days following (in each case without the Shareholder’s written consent): (i) a material diminution in the Shareholder’s duties or responsibilities; (ii) any request that the Shareholder relocate his primary place of business more than one hundred (100) miles or (iii) Employer materially breaches the terms of any employment agreement it has with Shareholder; provided that the Employer shall have thirty (30) days after receipt of notice from the Shareholder in writing specifying the deficiency to cure the deficiency that would result in a Good Reason Termination.

“Involuntary Assignment Event” means, with respect to the Shareholder, the acquisition by the Corporation of knowledge of any of the following: any loan to the Shareholder (other than that evidenced by the Note) secured by the Shares or guaranteed by the Shareholder shall be in default; the filing by the Shareholder of any petition or action for relief under any bankruptcy, reorganization, insolvency, or moratorium law, or any law for the relief of, or relating, to debtors; the expiration of ten (10) days following the filing of an involuntary petition under any bankruptcy statute against the Shareholder, or the appointment of a custodian, receiver, sequestrator, trustee, assignee for the benefit of creditors, or other similar official to take possession, custody, or control of any of the properties of the Shareholder, unless such petition or appointment is set aside or withdrawn or ceases to be in effect within ten (10) days from the date of such filing or appointment; the expiration of ten (10) days following the levy of a writ of execution, attachment, garnishment, or other similar process of law against any of the Shares of the Shareholder, unless such writ is paid, released, quashed, or bonded within ten (10) days following the date of such levy; or any act, demand, or attempt to realize upon any of the Shares of the Shareholder as collateral security for any indebtedness or obligation. If the Shareholder suffers any of such events, he shall have the duty to give prompt notice thereof to the Corporation.

“Person” shall mean an individual, partnership, joint venture, corporation, trust, limited liability company, estate or other entity or organization.

“Transfer” shall mean the sale, transfer, gift, conveyance, assignment, pledge, hypothecation, mortgage or other encumbrance or disposition of all or any part of the Shares.

ARTICLE IV

MISCELLANEOUS

4.1          Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and any additional parties hereto, and their executors, administrators, personal representatives, heirs, agents, legatees, successors, and assigns.

4.2          Additional Documents. All parties hereto agree to execute any and all documents and to perform any and all other acts reasonably necessary to accomplish the purposes of this Agreement, including, but not limited to, the furnishing of releases and evidence of payment upon completion of a sale hereunder.

4.3          Sale of Entire Interest. All parties agree that any purchase or sale of all of the Shares of the Shareholder contemplated by and described in this Agreement shall constitute a sale and purchase of any and all interest, claim, title, and right of the Shareholder and his successors and assigns in or to the Corporation, including, without limitation, the goodwill, accounts receivable, contract rights, accrued time, and all other property or assets of the Corporation, tangible or intangible. All parties further agree and acknowledge that consideration has been and will be given to all of these factors in determining the purchase price as described and established herein.

4.4          Specific Performance. If any party subject to this Agreement fails or refuses to fulfill the obligations required to be made or delivered by it by this Agreement, or to make any payment or deliver any instrument required to be made or delivered by it by this Agreement, then any other party hereto shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other remedies at law or in equity to which such party might be entitled.

4.5          Attorneys’ Fees. If this Agreement, or any part hereof, or any obligation described herein is placed in the hands of an attorney for collection or enforcement, then the party seeking such enforcement or collection shall be entitled to recover reasonable attorneys’ fees and expenses in addition to such collection or enforcement.

4.6          Governing Law. This Agreement is made pursuant to and shall be construed under the laws of the State of Texas, without regard to the conflicts of laws principles thereof. Any payments becoming due hereunder, and any obligations performable hereunder, shall be payable and performable in Harris County, Texas.

4.7          Entire Agreement. This Agreement, the Stockholders’ Agreement, the Note, the Share Purchase Agreement, the Share Award Agreement, and that certain Security Agreement of even date herewith between the Corporation and Executive and other ancillary documents related thereto constitute the entire agreement of the parties, and supersede all prior agreements, understandings, or documents, with respect to the subject matter hereof.

4.8          Amendment and Waiver. This Agreement may be amended, modified, superseded, or cancelled, and any of the terms, provisions, covenants, representations, warranties, or conditions contained herein may be waived only by a written instrument executed by all parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time to require performance of any provision hereof shall in no manner affect the right to enforce such provision or constitute a continuing waiver of such provision.

4.9          Pronouns. All pronouns, nouns, and other terms used in this Agreement shall include the masculine, feminine, neuter, singular, and plural forms thereof, wherever appropriate to the context.

4.10        Severability. Subject to Section 2.4, any provision of this Agreement which is invalid or unenforceable in any applicable jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.11        Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.12        Headings; Sections. The captions or headings contained in this Agreement are inserted and included solely for convenience and shall never be considered or given any effect in construing the provisions hereof if any question of intent should arise. References herein to a “Section” mean a section of this Agreement.

4.13        Notices. Any notice or offer under this Agreement shall be in writing and shall be deemed to have been received on the earlier of (i) the date actually received or (ii) three (3) days after the date on which it is deposited in the United States mail if mailed by certified mail, return receipt requested, postage prepaid, properly addressed to the principal office of the Corporation if to the Corporation, or to the address of the Shareholder as shown in the books of the Corporation if to the Shareholder, or at such changed address of which a party has given notice.

4.14        Section 409A. To the extent of any compliance issues or ambiguous terms, this Agreement shall be construed in such a manner so as to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any provision of this Agreement would cause Shareholder to occur any additional tax under Code section 409A, the parties will in good faith attempt to reform the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provisions of Code section 409A.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first set forth above.

CORPORATION:

HOUSTON INTERNATIONAL INSURANCE GROUP, LTD.
a Delaware corporation

By:
[●], [●]

SHAREHOLDER:

JOINDER AGREEMENT

This Joinder Agreement (this “Agreement”) is entered into by ______________ (“Stockholder”) in favor of HOUSTON INTERNATIONAL INSURANCE GROUP, LTD., a Delaware corporation (the “Corporation”), and the stockholders of the Corporation as follows:

In consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, including without limitation the issuance of shares in the Corporation to Stockholder, the receipt and sufficiency of which are hereby acknowledged, Stockholder agrees to be bound by, and that all shares of Stockholder’s stock in the Corporation shall be subject to, that certain Amended and Restated Stockholders’ Agreement dated as of March 12, 2014 among the Corporation and its stockholders (the “Stockholders’ Agreement”). Stockholder further agrees that all certificates evidencing shares of stock in the Corporation issued to Stockholder may be endorsed with a conspicuous legend referencing the Stockholders’ Agreement.

DATED: ______ __, 201_.

STOCK POWER

FOR VALUE RECEIVED, the receipt and sufficiency of which are hereby acknowledged, ______________ hereby conveys, assigns, and transfers to Houston International Insurance Group, Ltd. (the “Company”) __________ shares of the common stock of the Company, now registered in the name of ________________ on the books of the Company, and being represented by Certificate No. ______. ______________ hereby appoints the Company agent to transfer the aforesaid stock on the books of the Company.

EXECUTED the __ day of ______, 201_.